EXHIBIT 10.1

SPS COMMERCE, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”), dated effective as of November 14, 2017 (the “Effective Date”), is entered into by and between Archie C. Black (“Employee”), and SPS Commerce, Inc., a Delaware corporation, with offices at Accenture Tower, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402 (“Employer”).

WHEREAS, Employer is engaged in the business of developing, marketing and distributing computer software products and services; and

WHEREAS, Employee is currently employed by Employer as Employer’s Chief Executive Officer; and

WHEREAS, Employee and Employer are parties to an Amended and Restated Employment, Noncompetition, and Nondisclosure Agreement, dated October 31, 2008 (the “Prior Agreement”); and

WHEREAS, As of the Effective Date, and as an express condition of Employer entering into this Agreement and providing the consideration identified in this Agreement, Employee and Employer are entering into a Confidentiality, Intellectual Property Assignment and Restrictive Covenant Agreement (the “Confidentiality Agreement”);

WHEREAS, Under the terms and conditions of the Confidentiality Agreement, Employee is agreeing to certain obligations with respect to non-disclosure of Employer’s trade secrets and confidential information, disclosure and assignment of intellectual property and non-competition and non-solicitation restrictions that apply during Employee’s employment with Employer and for a period thereafter; and

WHEREAS, Employee is willing to continue to be employed by Employer, and Employer is willing to continue to employ Employee, on the terms, covenants, and conditions included in this Agreement and the Confidentiality Agreement and as hereinafter set forth.

For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:

1. TERM. Employer and Employee agree that the term of this Agreement is the period commencing on the Effective Date and continuing until Employee’s employment with Employer is terminated (the “Term”). Employee understands that Employer is an at-will employment employer, and that this means the employment relationship may be terminated by either party at any time and for any reason and that this Agreement is not a contract for employment for any specific length of time.

2. VESTING OF OPTIONS AND OTHER EQUITY UPON A CHANGE IN CONTROL. If a Change in Control (as defined in the SPS Commerce, Inc. 2001 Stock Option Plan, as amended (the “Stock Option Plan”)) occurs during the Term and Employee is employed by Employer as of the date of the Change in Control, then one hundred percent (100%) of all of Employee’s unvested stock options, restricted stock units, performance-based stock units (assuming applicable performance goals were satisfied at target during the applicable performance period rather than maximum performance) or other equity awards as of the Change in Control will become fully vested as of the Change in Control.

3. TERMINATION; EFFECT OF TERMINATION.

a. Involuntary Termination Without Cause or Resignation For Good Reason. If Employer terminates Employee’s employment without Cause, or if Employee resigns for Good Reason, and in either case whether the Termination Date occurs before or after a Change in Control, then, subject to the conditions identified below and the provisions of Section 10 below, Employer shall:

(i) pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, provided that such severance shall not exceed two times the lesser of (A) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service), with such severance payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule; provided, however, that any installments that otherwise would be payable on Employer’s regular payroll dates between the Termination Date and the expiration of the rescission period applicable to Release will be delayed until Employer’s first regular payroll date that is after the expiration of the rescission period applicable to Release and included with the installment payable on such payroll date, and provided further that if the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation identified above, then Employer shall in the alternative pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline; and

(ii) if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with Employer following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that Employer would pay if Employee remained employed by Employer, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the twelve (12) month anniversary of the Termination Date, (B) the date Employee becomes eligible for group health insurance coverage from any other employer, or (C) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with Employer under applicable law.

Payment of any severance pay or benefits under this Section 3.a. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Confidentiality Agreement. Any severance payments under this Section 3.a. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.a. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

b. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall have the meaning ascribed to such term as set forth in the Stock Option Plan.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

(iii) “Employer” shall include any current or future successor, parent, subsidiary, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated by SPS Commerce, Inc. or by operation of law.

(iv) “Good Reason” shall mean the occurrence of any of the following events, in each case without Employee’s consent: (A) a material reduction in Employee’s base salary or annual bonus opportunity, (B) a material reduction in Employee’s employment responsibilities, or (C) a relocation of Employee’s primary work location by more than thirty (30) miles, provided that with regard to events described in (A) and (B), Employee first gives notice of the event giving rise to Good Reason to the Employer within ninety (90) days of the first occurrence of the event, and provided further that upon giving notice Employee provides Employer thirty (30) days in which to remedy the event and not be required to pay the severance pay or benefits set forth in Section 3.a. Notwithstanding anything to the contrary in this Section 3.b.(iv), Employee shall not be deemed to have resigned for Good Reason, and Employee shall not be entitled to payments upon Employee’s resignation under this Agreement, unless Employee’s Termination Date following Employee’s resignation for Good Reason occurs within twelve (12) months following the first occurrence of the event giving rise to Good Reason.

(v) “Release” means a standard release of claims in the form provided by Employer at the time of a termination for which Employee is eligible to receive severance pay or benefits under Section 3.a.

(vi) “Service” means what the term is defined to mean in the Company’s 2010 Equity Incentive Plan, as amended.

(vii) “Service Recipient” shall have the meaning set forth in Treas. Reg. § 1.409A-1(g).

(viii) “Share” means what the term is defined to mean in the Company’s 2010 Equity Incentive Plan, as amended.

(ix) “Short-Term Deferral Deadline” shall mean the date that is the 15th day of the third month following the end of the later of the calendar year, or the Service Recipient’s taxable year, in which the Termination Date occurs.

(x) “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.

4. RETIREMENT. If (i) the sum of Employee’s age plus years of service as an employee of Employer is 74 or greater, (ii) Employee provides no less than six (6) months’ written notice of his retirement from employment with Employer to the Chair of Employer’s Board of Directors, and (iii) Employee’s Termination Date occurs on the retirement date identified by Employee (and such Termination Date is no less than six (6) months after the date on which Employee provided written notice of his retirement to the Chair of Employer’s Board of Directors) (a “Retirement”), then, subject to the conditions identified in Section 4.c and the provisions of Section 10 below:

a. Outstanding Service-Based Equity Awards. With respect to any equity award that has been granted to Employee under the Company’s 2010 Equity Incentive Plan, as amended (or any successor plan) (the “Equity Incentive Plan”) and is outstanding and not fully vested on such Termination Date (each an “Equity Award”), and whose vesting is based solely on the satisfaction by Employee of a Service-based vesting condition, then one hundred percent (100%) of all of Employee’s unvested service-based Equity Awards as of the Termination Date will become fully vested as of the Termination Date.

b. Outstanding Performance-Based Equity Awards. With respect to any Equity Award that has been granted to Employee under the Equity Incentive Plan and is outstanding on such Termination Date and whose vesting or settlement is subject to the satisfaction of performance goals over a performance period, Employee will be entitled to have vest on each originally scheduled vesting date for such award the number of Shares, Share units or Share equivalents subject to the Equity Award that would otherwise have been determined to have been earned by Employee had Employee remained continuously employed by the Company through each such originally scheduled vesting date based on the degree to which the applicable performance goals were satisfied during the applicable performance period through each such originally scheduled vesting date.

c. Pro-Rated Annual Bonus. Employer shall pay Employee a pro-rated portion, based on the Termination Date, of Employee’s target annual cash incentive bonus for Employer’s fiscal year during with the Termination Date occurs, based on the portion of such fiscal year Employee was employed by the Company prior to the Termination Date, less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date.

d. Conditions to Accelerated or Continued Vesting. The payment of the pro-rated bonus and the accelerated or continued vesting of Equity Awards under this Section 4 following a Retirement will be conditioned on (i) Employee’s execution (and non-rescission) of a Release, (ii) Employee being available to consult with the Company on a non-exclusive basis and to assist with reasonable transition services from time to time from the Termination Date through the six (6) month anniversary of the Termination Date, and (iii) Employee’s continued compliance with Employee’s obligations under this Agreement and the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or any agreement evidencing an Equity Award, if Employee breaches any provision of this Agreement or the Confidentiality Agreement, then (i) Employee shall immediately forfeit all outstanding Equity Awards and any right to receive Shares thereunder, and (ii) with respect to Shares that have been issued pursuant to an Equity Award within two (2) years prior to such breach, Employee shall either (A) return such Shares to the Company or (B) pay to the Company in cash an amount equal to the fair market value of the Shares as of the date their receipt became taxable to Employee.

5. TERMINATION OF THE PRIOR AGREEMENT. This Agreement supersedes and replaces the Prior Agreement in its entirety.

6. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties.

7. CHOICE OF LAW, JURISDICTION, AND VENUE. The validity, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to any choice of laws provisions thereof. The parties further agree that any litigation or proceeding arising out of, or relating to, this Agreement (whether the same sounds in tort or contract or both) shall be commenced and maintained in a federal or state court located in Hennepin County, Minnesota, and for such purpose the parties consent to any such court’s exercise of personal jurisdiction over them.

8. ASSIGNMENTS. This Agreement is personal in nature and cannot be assigned by Employee. The terms, conditions, covenants, and representations herein shall inure to and be binding upon the heirs and representatives of Employee and shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9. SEVERABILITY. Agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

10. SECTION 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and Employee, including without limitation any agreement evidencing an Equity Award, if Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of the Termination Date, then no payments of deferred compensation payable due to Employee’s separation from service, including without limitation any amount payable under this Agreement with respect to any Equity Award, shall be made under this Agreement before the first business day that is six (6) months after the Termination Date (or upon Employee’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to Employee during the Specified Period will be accumulated by the Company and paid to Employee on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to Employee during the Specified Period will not apply to the payment of employment taxes. In addition, notwithstanding anything to the contrary in this Agreement or any agreement evidencing an Equity Award, with respect to an Equity Award that constitutes a deferral of compensation subject to Section 409A of the Code: (i) if any amount is payable under any Equity Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as Employee has experienced a “separation from service” as such term is defined for purposes of Section 409A of the Code; and (ii) no Change in Control shall be deemed to have occurred upon an event described in the definition of the term contained in the Stock Option Plan unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

11. TAXES. Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Employer shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to any compensation provided to Employee hereunder. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company under this Agreement, including with respect to any Equity Award.

12. COMPLETE AGREEMENT. This Agreement, the Confidentiality Agreement, and any stock option or other equity agreements between Employer and Employee contain the complete agreement concerning the terms and conditions of the employment arrangement between the parties. Except for the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms, and any stock option or other equity agreements between Employer and Employee, which shall remain in full force and effect in accordance with their terms except to the extent they are agreements evidencing Equity Awards and have been amended by this Agreement, this Agreement shall, as of the Effective Date, supersede all other agreements between the parties, including without limitation the Prior Agreement. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and the parties hereto acknowledge that they have relied on their own judgment in entering into this Agreement.

SPS COMMERCE, INC.

EMPLOYEE		EMPLOYER

By:	/s/ Archie Black	By:	/s/ Michael Smerklo
		Its:	Chairman

Date:	November 14, 2017	Date:	November 15, 2017